UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

_________________________________

For the Fiscal Year Ended December 31, 2020

Virtuoso Surgical, Inc.

(Exact name of issuer as specified in its charter)

Commission File Number: 024-11136

Tennessee (State or other jurisdiction of incorporation or organization)	81-2994832 (I.R.S. Employer Identification No.)

5701 Old Harding Pike, Suite 200

Nashville, Tennessee 37205

(Full mailing address of principal executive offices)

(615) 352-9519

(Issuer’s telephone number, including area code)

Class A Preferred Stock

(Title of each class of securities issued pursuant to Regulation A)

PART II

INFORMATION TO BE INCLUDED IN REPORT

Cautionary Note Regarding Forward-Looking Statements

This Annual Report on Form 1-K for the year ended December 31, 2020 (this “Report”) should be read in conjunction with our financial statements and the related notes included in this Report. In this Report, the terms “Virtuoso Surgical,” “Company,” “we,” “our,” or “us” refer to Virtuoso Surgical, Inc.

In addition to historical information, this Report contains “forward-looking statements.” Forward-looking statements describe the Company’s current expectations or forecasts of future events as of the date of this Report and are not statements of historical fact. These forward-looking statements include information about possible or assumed future events, including, among other things, discussion and analysis of the Company’s assets, business, capital expenditures, cash flows, cost management, condition (financial and otherwise), indebtedness, liquidity, profitability, prospects, results of operations, revenues, and strategic plans. Words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would,” and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond the Company’s control, are difficult to predict, and/or could cause actual results and the timing of events to differ materially from those expressed or forecasted in the forward-looking statements. For a detailed discussion of the various factors that could cause our actual results to differ from expectations, please refer to the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in our most recent Offering Circular filed with the Securities and Exchange Commission (the “SEC”), as the same may be updated from time to time by our future filings under Regulation A. We assume no obligation to update any of these forward-looking statements except to the extent required by applicable law.

Item 1. Business

The Company was founded in April 2016 to commercialize patented technology that has been developed at Johns Hopkins University and Vanderbilt University. The technology involves the use of concentric tubes of a metal alloy, nitinol, to robotically control small surgical tools through standard 5 to 8-millimeter rigid endoscopes. Nitinol is an alloy of approximately fifty percent (50%) nickel and fifty percent (50%) titanium that has certain unique metallurgical properties. Nitinol is both super-elastic and, when processed through a heat-treatment process, possesses an effect called the Shape Memory Effect. The Company utilizes the super-elastic properties of nitinol for its product.

After its formation, the Company licensed rights to patents held by Johns Hopkins University and Vanderbilt University. The Company’s license with Johns Hopkins University is non-exclusive and it gives the Company freedom to operate the core technology of its product in the United States and certain countries around the world. The Company’s license with Vanderbilt University gives the Company exclusive rights to manufacture and sell a multiple-armed robotic system in the United States that is able to robotically control surgical instruments through rigid endoscopes using concentric tubes made of nitinol. See “Business - Intellectual Property” below for additional information. We believe that the patents held by Vanderbilt University for which we have an exclusive license will practically limit equivalent competing robotic endoscopic devices in the United States for the life of the patents. On its own behalf, the Company has patent applications pending in the United States Patent and Trademark Office (“USPTO”), and the Company expects to file multiple future patent applications in the United States. Those patent applications may also eventually include applications under the international Patent Cooperation Treaty.

The Company’s product operates at the intersection of robotics and minimally invasive surgery. As reported in the New England Journal of Medicine in 2012, “Minimization of the invasiveness of surgical procedures is an advance that is arguably as significant as the discovery of anesthesia.” The principal market for the Company’s products is expected to be hospitals and surgery centers worldwide. The robotic surgery market worldwide was approximately $3.2 billion in 2014, and is expected to be approximately $20 billion in 2021, according to WinterGreen Research. The global market for endoscopy procedures is already approximately $37 billion according to Transparency Market Research. The Company hopes to combine the benefits of the rapidly growing use of robotics for surgery with the existing large market for minimally invasive endoscopic surgery. That surgical market is ready for the advantages of robotic improvement, particularly for its largest market segment (approximately $20,000,000 annually in global sales), rigid endoscopy. The Company is unaware of any other technology that would allow multiple robotically-controlled surgical tools through rigid endoscopes that possess the dexterity, precision, and power of the Virtuoso device.

The Company’s device and system are currently in their development phase. Based on the proof-of-concept models that were developed at Vanderbilt University, the Company’s first prototype began operation in June 2018. That model, internally called “Amadeus,” was intended to test the operation of the nitinol tubes, controlling software, motor controls, and physician-input devices. The Company’s second prototype, Bach, began operation in July 2019. The second prototype is intended to test physician controls, test sterilization procedures, allow for human-factors testing, and validate operation and movement of the device, among other purposes.

From an engineering perspective, the Company is on the cusp of entering a new phase of the development process. The Bach prototype is fully operational. The Company’s engineering team is currently focused on reliability and repeatability testing, which requires multiple models of Bach to be fabricated and tested. That engineering work is expected to be the primary focus of the engineering team in the near-term. Once that phase of development is over, the development process will require formal testing, verification, and validation of the system, for regulatory approval by the U.S. Food and Drug Administration (“FDA”). That process is expected to require significant additional capital.

In June 2020, the Company submitted its first application to the FDA, seeking Breakthrough Device Designation under the Breakthrough Device Program (“BDP”). Receiving BDP status has the potential to accelerate the Company’s communications with the FDA prior to the Company’s primary filing. The FDA initially rejected the Company’s BDP application. After the Company requested supervisory review, the decision denying BDP status was upheld, with a suggestion that the Company limit its proposed application for BDP designation. Depending upon the pace of the Company’s testing, verification, and validation work, the Company currently expects to file its application to a European Notified Body and its application for De Novo Classification in the second half of 2022, which would ultimately permit the Company to begin commercial sales upon FDA’s expected eventual grant of the classification, in 2023 or 2024, depending upon authorities' response to the Company’s regulatory filings.

To see a video of the Company’s current prototype in operation, please visit our website, www.virtuososurgical.net. Information contained on or accessible through our website is not a part of this Report and should not be relied upon in determining whether to make an investment decision.

The market segment that the Company expects to serve is “rigid surgical endoscopy.” Currently, that market is served by hand tools only, and there is not any known robotic technology to serve this market.

The Company was originally capitalized with a $1,400,000 Small Business Innovation Research Program (“SBIR”) grant from the National Institutes of Health (“NIH”). That grant was followed by additional NIH funding under a $225,000 Small Business Technology Transfer Program (“STTR”) research grant, a $150,000 matching grant from the State of Tennessee, and a second $1,400,000 SBIR grant. The Company continues to seek funding from state and federal governments. The Company also raised approximately $1,300,000 in private capital through the issuance of the Company’s Class A Preferred Stock, par value $1.00 per share (the “Class A Preferred Stock”), in 2018 and, subsequently, an additional approximately $6,000,000 through the Company’s ongoing offering of up to $20 million of the Class A Preferred Stock in a Regulation A, Tier 2 offering (the “Regulation A+ Offering”).

With capital raised from the Regulation A+ Offering, the Company will be able to significantly increase its development spending. The Company began operations in September 2017 with four (4) full-time employees and currently has eight (8) full-time employees as of the date of this Report. We also now have two (2) part-time employees and we have, to date, utilized a number of outside independent contractors to assist in the development process.

Before being able to market its device and system in the United States, the Company must receive either clearance or approval from the FDA. The Company believes that the device is a Class II medical device, which should be approved for sale in the United States through the De Novo pathway. It has not yet been determined whether the system will require human trials, or a human pilot study. The Company intends to establish a rigorous post-market surveillance program, which should lessen or obviate the need for pre-market live-human trials. The post-market surveillance programs should also provide valuable ongoing surgical and business intelligence regarding use of the Company’s device by surgeons.

As discussed above, the Company intends to file an application to a European Notified Body, as well as seek regulatory approval in other regions of the world. It is the Company’s expectation that its testing and validation for clearance in the United States will form a basis for its regulatory applications in other parts of the world, although additional testing and validation may be necessary there as well.

Upon receiving its initial regulatory approval to sell its device and system, the Company intends to sell its products through internal sales personnel and, potentially, independent sales and marketing organizations. One of the purposes of the capital raised in the Regulation A+ Offering is to begin to develop the necessary sales, marketing, and customer-support functions required to sell the Company’s products to hospitals and surgery centers. A key component of the sales and marketing functions will be compliance with federal and state regulations affecting the Company’s customers, particularly those that receive Medicare or Medicaid reimbursement.

The Company expects its device and system to eventually be used in scores of surgical applications throughout the body. Its first regulatory application will target urologic and gynecologic surgical procedures, due to the known benefits of robotically-controlled instruments for those areas of operation. Follow-on areas of application are expected to be: interventional pulmonology, neurologic surgery, ENT, and many other areas of application over time. The Company has not, to date, explored the full range of surgical areas for operation of the Virtuoso device and system. The proceeds of the Regulation A+ Offering are expected to be used to explore areas of potential surgical use and, potentially, areas appropriate for improvements in surgical techniques based on this technology.

Intellectual Property

The Company has executed licensing agreements with Johns Hopkins University and Vanderbilt University for patents related to the manufacture and sale of the prototype. The Company has also developed particular trade secrets and proprietary software that enable the Virtuoso device to perform as required, making competition with the Company’s device potentially difficult to reverse engineer. The Company has filed applications for its own patents, which currently are pending in the USPTO and it expects to file additional patent applications in the future. For some of those patents, the Company anticipates seeking international coverage under the Patent Cooperation Treaty of 1970.

No assurances can be given when or if the Company’s pending patent applications may be granted by the USPTO. The Company may be denied any or all of these pending patent applications, or future patent applications. The Company’s patent rights are subject to challenge in U.S. federal courts; the Company, however, is not aware of any substantive basis for a challenge to the patents’ validity or enforceability. Because the patents are subject to potential legal challenge, or because non-infringing technologies may develop to suit a comparable purpose, the Company’s current or future patent rights may not prevent the Company’s competitors from developing competing products.

Johns Hopkins Patents

Effective May 11, 2016, the Company entered into a non-exclusive, non-transferable patent license with Johns Hopkins University. Under the terms of the license, the Company has the right to use concentric nitinol tubes for surgical devices in the following countries (or regions), under the following patents: United States (8,152,756 and 8,715,226); Japan (2008-541319, 2012-139088, 2015-094824, and 2014-000372); European Patent Office (06844376.1); Canada (2,630,061); and China (200680050046.8). Under the terms of the license, Johns Hopkins has received a fee of $2,000 and five percent (5%) of the Company’s Common Stock, no par value (the “Common Stock”), and is entitled to receive a royalty of four percent (4%) of the Net Revenues (as defined in the license) of the Company of sales of products incorporating concentric nitinol tubes and one percent (1%) of the consideration received by the Company upon a sale of the Company or other similar transaction. The royalty is due and owing throughout the life of the patents, for each respective jurisdiction. At this time, the Company does not know the exact dates that the patents, or any possible follow-on patents that utilize this underlying technology, will expire. Generally, under the Patent Cooperation Treaty of 1970 and the Patent Law Treaty of 2000, patents like the Johns Hopkins patents last for twenty (20) years from the initial date of filing. The Johns Hopkins U.S. patents were initially filed on November 15, 2006 and March 9, 2012, and are expected to expire twenty (20) years from those dates. The Johns Hopkins patent license terminates when the final licensed patent lapses, upon 60 days’ notice by the Company, or, at the discretion of Johns Hopkins, in the event that, after initial commercial sales begin, a one-year period takes place without any commercial sales.

Vanderbilt Patents

Effective May 15, 2016, the Company entered into an exclusive, non-transferable patent license with Vanderbilt University. Under the terms of the license, the Company has the right to make, use, offer to sell, sell and import products, for human surgical applications, systems and apparatuses for endoscopic deployment of robotic concentric tube manipulators, and the Company has the exclusive right to manufacture and/or sell such systems or apparatuses in the United States. Under the terms of the license, Vanderbilt University has received a fee of $5,000, reimbursement for Vanderbilt’s patent-prosecution costs and four percent (4%) of Common Stock, and is entitled to receive a royalty of four percent (4%) of the Gross Sales (as defined in the license) of products incorporating the patented technology; annual royalties of at least $3,000, beginning in 2021, and increasing to $50,000 annually beginning in 2025; and $250,000 upon a sale of the Company or other similar transaction. The royalties are due and owing throughout the life of the licensed patents. The Vanderbilt U.S. patents were initially filed on September 13, 2013 and October 2, 2015, and are expected to expire twenty (20) years from those dates. The Company does not have “PCT” coverage on the Vanderbilt patents. The Vanderbilt patent license terminates upon a breach of the agreement by the Company, after an opportunity to cure the breach has lapsed without cure, or by the Company upon 120 days’ notice.

Trade Secrets, Trademarks, and Copyright

In addition to patent rights, the Company possesses other intellectual property, including registered trademarks for its product, copyright protection for its software, and trade secrets related to its materials and their processing.

Employees

As of April 30, 2021, we had nine (9) full-time employees and two (2) part-time employees. None of our employees is represented by a union or party to a collective bargaining agreement. We believe the relationship with our employees to be good.

Legal Proceedings

We are not subject to any material pending or any known, threatened material legal proceedings.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following descriptions summarize key components of our results of operations for the years ended December 31, 2020 and 2019. The period-to-period comparison of financial results is not necessarily indicative of financial results to be achieved in future periods.

Comparison of the Years Ended December 31, 2020 and 2019

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$0	$0

Gross Profit	$0	$0

Operating Expenses	$2,509,472	$1,783,032

Research and development	$1,429,230	$1,184,105

General and administrative	$1,080,242	$598,927

Other Income	$477,863	$1,368,292

Government grants	$477,863	$1,367,359

Interest income	$-	$933

Interest expense	$-	$-

Net loss	$(2,031,609)	$(414,740)

The Company was founded in April 2016. We are an emerging growth company in process of conducting research and development activities and, as a result, we did not generate revenue during the years ended December 31, 2020 or 2019.

Research and development expenses for the years ended December 31, 2020 and 2019 were approximately $1,429,230 and $1,184,105 respectively. General and administrative expenses for years ended December 31, 2020 and 2019 were approximately $1,080,242 and $598,927, respectively. The increase was due to increased legal, patent, and capital raising expenses, which are not permitted expenditures under federal and state grants.

Operational and Financial Updates

In July 2019, the Company’s second prototype, which we call Bach, went live. Our engineering team continued to optimize and refine Bach for the remainder of the year. In December 2019, Bach entered the “feature freeze” stage, which means that, from the Company’s perspective, the features of the system that will be presented to the FDA in the Company’s primary application for regulatory approval have been established. The Company’s engineering team is currently focused on reliability and repeatability testing, which requires multiple models of Bach to be fabricated and tested. That engineering work is expected to be the primary focus of the engineering team in the near-term. Once that phase of development is over, the development process will require formal testing, verification, and validation of the system, for regulatory approval by the FDA. That process is expected to require significant additional capital.

As noted in this Report, in June of 2020, the Company submitted its first application to the FDA, seeking Breakthrough Device Designation under the BDP. Receiving BDP status has the potential to accelerate the Company’s communications with the FDA prior to the Company’s primary filing. The FDA initially rejected the Company’s BDP application. After the Company requested supervisory review, the decision denying BDP status was upheld, with a suggestion that the Company limit its proposed application for BDP designation. Depending upon the pace of the Company’s testing, verification, and validation work, the Company currently expects to file its application for De Novo Classification in the second half of 2022, which would ultimately permit the Company to begin commercial sales in the United States upon the FDA’s expected eventual grant of the classification.

In August of 2020, the Company began formally appointing physicians and surgeons to the Company’s Medical Advisory Board, including leaders in the fields of minimally invasive urology, gynecology, and pulmonology. The members of the Medical Advisory Board are expected to assist the Company as it accelerates the process of clinical testing and feedback.

On September 3, 2020, and in light of the capital that has been raised to date, the Company’s board of directors (the “Board”) approved a hiring plan that anticipates hiring at least four engineers. This is almost a 50% increase in staff full-time equivalents. The Company’s Board also approved an acceleration of spending on outside consultants, particularly Precision Systems, Inc., who will assist the Company with FDA compliance of the system’s software components.

Financially, in August 2019, the Company received a $1,400,000 SBIR grant from the National Heart, Lung, and Blood Institute (the “NHLBI”), one of the NIH, an agency of the United States Department of Health and Human Services (the “NHLBI Grant”). The NHLBI Grant is in addition to the prior $225,000 Phase I grant provided to the Company by the NHLBI, as well as the $1,400,000 Phase II grant provided to the Company by the National Institute of Biomedical Imaging and Bioengineering. The Company expects to pursue further federal grant funding in 2021.

During 2019, the Company took further steps to raise additional capital through the private markets. Beginning in October 2019, the Company began the process to conduct the Regulation A+ Offering, which registered the Company’s Class A Preferred Stock by filing a confidential draft Offering Statement on Form 1-A with the SEC. On February 26, 2020, the Company’s Offering Statement on Post Qualification Amendment No. 1 to Form 1-A was qualified by the SEC. During the 12 month period following qualification, the Company sold 4,582,500 shares of Class A Preferred Stock through the Regulation A+ Offering.

On December 12, 2020, the Board approved seeking an extension of the Regulation A+ Offering for an additional 12 months.  On March 18, 2021, consistent with the expectations disclosed to shareholders in the Company’s special financial report and semi-annual report filed during 2020, the Company filed Post-Qualification Amendment No. 2 with the SEC, seeking to extend the Regulation A+ Offering as authorized by the Board.  Seeking to provide greater disclosure than required by the applicable SEC rules at the time of filing, the Company included unaudited financial statements for the year ended 2020.  In cooperation with SEC and in an effort to facilitate the pending qualification of the extension of the Regulation A+ Offering, the Company intends to file Post-Qualification Amendment No. 3 on Form 1-A to include the audited financial statements for the year ended 2020 with the applicable Offering Statement.  The Company has not sold any Class A Preferred Stock in the Regulation A+ Offering since February 26, 2021 and additional sales pursuant to the Regulation A+ Offering will not occur unless and until a post-qualification amendment extending the Regulation A+ Offering is qualified by the SEC.

In addition to the funds raised through the Regulation A+ Offering, the Company raised approximately $2,500,000 in additional capital through a series of exempt private sales of its Common Stock, which equates to less than 10% of the Common Stock currently outstanding. With the funds on hand, plus government grants received to date, at the Company’s burn rate, the Company has sufficient funds to operate for the next 2 to 2 1/2 years. The Company expects that, during 2021, it will seek additional capital through government grants (including an NIH Phase IIb application), and through other private capital sales and possible strategic-minority or angel sales of Common Stock. The Company also entertains discussions with organizations regarding a possible sale of the Company; to date, none of those discussions has been more than preliminary.

Marketing and Development Consultants

In December 2019, the Company engaged the services of Fletcher Spaght, Inc., a Boston-based clinical/marketing consulting company with extensive experience in advising medical-device companies. The purpose of the engagement was to evaluate and, to the extent possible, quantify the likely potential demand for the Virtuoso device and system by surgeons and hospitals. We expect to engage Fletcher Spaght to continue its investigations into other surgical areas of operation until and after commercialization. Additionally, in the first quarter of 2020, the Company engaged a medical-device software-consulting firm to assist the Company in its development of FDA-compliant software for the Virtuoso device and system. That work is expected to continue through the primary FDA filing. The Company has continued to engage the work of other outside consulting firms, as necessary.

Liquidity and Capital Resources

During 2020, we raised gross proceeds of $2,002,500 through the Regulation A+ Offering, and in 2021, prior to February 26, we raised an additional $2,580,000 in gross proceeds through the Regulation A+ Offering. Also, in March 2020, the Company raised $2,500,000 through the sale of its Common Stock to a majority of its angel investors. The Company also filed for and ultimately received approximately $139,000 in Paycheck Protection Program (“PPP”) funds through a loan guaranteed by the U.S. government.

For the year ended December 31, 2020, the Company had a net loss of approximately $2,000,000 and net cash used in operating activities of approximately $2,600,000. As of December 31, 2020, the Company had cash and cash equivalents of approximately $1,300,000, unbilled grants of approximately $760,000, and an accumulated deficit of approximately $800,000.

As of February 26, 2021, the Company had net cash used in operating activities of approximately $580,000, short-term savings of approximately $4,300,000 and unbilled grants of approximately $760,000.

Summary of Cash Flows

The Company is reimbursed through draws from its federal and state grants for development activities and certain authorized indirect costs incurred. The cash flow timing needs and costs that are not eligible for reimbursement under grant provisions are met by private capital that has been raised through sales of Class A Preferred Stock.

While development activities, general and administrative expenses, and expenditures for property and equipment have increased, the grants received and the private capital raised have allowed for the accumulation of approximately $1,300,000 cash and cash equivalents at the end of 2020.

Below are graphs of the Company’s spending patterns, in gross and by spending category and quarter, for 2017 through 2020:

The Company’s spending is increasing steadily over time. The most variable expenditure is consulting, as outside resources often remain advisable only on a project-by-project basis. Non-employee development expenses are also variable, depending on the build-state of the Company’s prototypes at any given point in time. (Note: The graph above excludes the impact of a one-time stock-based compensation grant and related taxes for certain employees of the Company. Also, in Q1 2019, the Company altered the classification of its part-time officers who were accounted for as an employee expense, converting those expenditures to a consulting expense.)

The Company believes that its cash and cash equivalents as of December 31, 2020, combined with remaining grant funds, periodic sales of Common Stock, and PPP funds, are sufficient to fund its operations for at least 24 months from the date of this Report. The Company expects to continue to incur additional losses in the foreseeable future as a result of the Company’s research and development activities.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any relationships with any organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult, and subjective judgments have an impact on revenue recognition, the determination of share-based compensation, and financial instruments. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 2 to our financial statements for the years ended December 31, 2020 and 2019 included elsewhere in this Report.

Impact of the COVID-19 Pandemic

In March 2020, COVID-19 became a national pandemic, and the Company altered operations to protect the safety of its workers. All workers were able to operate from home for a number of weeks, and the development of the Virtuoso System & Device continued apace. After several weeks, the Company decided that one engineer should be able to work on-site in order to maintain the development pace of the physical engineering efforts. Eventually, in June, the Company permitted other employees to return on-site as needed and where appropriate. The Company implemented rules for wearing masks and for socially distancing in the workplace. Employees are asked to continue working remotely as much as is feasible.

From the Company’s perspective, COVID-19 has not materially harmed its engineering operations, but COVID-19 may have affected the timing and success of the Regulation A+ Offering. Specifically, as a result of COVID-19, there were appreciable delays in establishing sales efforts through broker/dealer networks in connection with the Regulation A+ Offering. In September 2020, the Company, through its Placement Agent, C2M Securities, LLC, successor-in-interest to Strategic Capital Investments, LLC, began to work with Deer Isle Group, LLC to market the securities through Deer Isle’s platform. The impact of COVID-19 was one of the factors that led the Board to authorize the Company to seek an extension of the Regulation A+ Offering.

Item 3. Directors and Officers

The following table sets forth information regarding our directors and executive officers as of the date of this Report:

Name	Age	Position (held by each since April 2016)
Robert Webster	43	President, Chief Technology Officer, and Director
S. Duke Herrell	58	Chief Medical Officer and Director
Richard Hendrick	33	Chief Operating Officer and Chairman of the Board
C. Mark Pickrell	55	Chief Administrative Officer, General Counsel, Secretary, and Director

Dr. Robert J. Webster, III, Ph.D., is the Company’s President and Chief Technology Officer. He has spent the past fifteen (15) years at Johns Hopkins University and Vanderbilt University, focused on the creation and validation of novel robotic surgical systems. Dr. Webster is the primary inventor of the core technology underlying the Virtuoso device and system. Dr. Webster received his Bachelor of Science from Clemson University, and he received his Ph.D. from Johns Hopkins University. He is currently the Richard A. Schroeder Professor of Mechanical Engineering at Vanderbilt University. Along with Dr. Herrell, he co-founded the Vanderbilt Institute for Surgery and Engineering. Dr. Webster has been awarded ten (10) patents, published over 200 peer-reviewed articles, and has been cited over 6,000 times for his work related to biomedical robotics and engineering. Dr. Webster is a consultant to the Company.

Dr. S. Duke Herrell, M.D., is the Company’s Chief Medical Officer. He is a practicing urologic surgeon at Vanderbilt University Medical Center and is internationally known as a pioneer in robotic surgery and minimally invasive surgical approaches. He is a Professor of Urology and a Professor of Biomedical Engineering at Vanderbilt University. Dr. Herrell received his Bachelor of Science from the University of Richmond, and he received his M.D. from the University of Virginia. He is a co-founder of the Vanderbilt Institute for Surgery and Engineering. Dr. Herrell is a named inventor in six (6) patents or pending applications, has published over 100 peer-reviewed articles, and his research has been recognized by the International World Congress of Endourology and Robotics. He is a former Vice Chair of the American Urologic Association, Clinical Guidelines Panel. Dr. Herrell is a consultant to the Company.

Dr. Richard Hendrick, Ph.D., is the Company’s Chief Operating Officer. He has designed, built, and tested the laboratory prototypes underlying the Virtuoso device during his Ph.D. studies at Vanderbilt University. He received his Bachelor of Science from Texas A&M University, and he received his Ph.D. from Vanderbilt University. Prior to his graduate work at Vanderbilt University, Dr. Hendrick worked at DJO Surgical, a medical-device company manufacturing orthopedic implants and instruments. As our Chief Operating Officer, Dr. Hendrick is responsible for overall management of the operations and business of the Company.

C. Mark Pickrell, Esq., is the Company’s Chief Administrative Officer, General Counsel, and Secretary. He provides legal, financial, and administrative support to the Company. He received his Bachelor of Arts from Harvard College, and he received his J.D. from the College of Law of the University of Tennessee. He has spent his 25-year legal career advising and representing companies, entrepreneurs, and investors on matters related to corporate formation and governance, contracting, intellectual property, securities, and regulatory compliance. Formerly, he was a partner at Waller, Lansden, Dortch & Davis, LLP in Nashville, Tennessee. As General Counsel and Chief Administrative Officer, Mr. Pickrell provides general legal advice to the management and Board of the Company and manages the administration of the day-to-day business operations of the Company, including its accounting and finance functions and its regulatory functions. He is paid as a .6 FTE, and his work on behalf of the Company averages over 40 hours per week.

Board Leadership Structure and Risk Oversight

The Board oversees the Company’s business, evaluating the risks associated with our business strategy and decisions. The Board implements its risk oversight function as a whole. The Board may determine to create committees, for audit, compensation, or other purposes, as the Company grows, but ultimate responsibility for the strategy and direction of the Company shall remain with the Board for the foreseeable future. Further, as our securities are not listed on a national securities exchange, we are not subject to requirements concerning independent directors or the establishment of any particular committees.

Term of Office

Under its bylaws, the Company’s four (4) original directors may serve in that capacity unless removed for cause. Up to three (3) additional directors may be elected by the holders of the Common Stock. To date, no additional directors have been added to the Board. The executive officers are appointed by the Board, subject to removal by the Board.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

None of our current directors or executive officers has, during the past ten (10) years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•	been subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending, or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•	been found by a court of competent jurisdiction in a civil action or by the SEC or the U.S. Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended, or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth below in our discussion under “Item 5. Interest of Management and Others in Certain Transactions” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates, or associates, which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition, or operating results.

Executive Compensation

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our executive officers for the year ended December 31, 2020.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Richard Hendrick	Chief Operating Officer	$116,132.52	$0	$116,132.52
C. Mark Pickrell	General Counsel and Chief Administrative Officer	$108,957.60	$0	$108,957.60
Robert Webster	President and Chief Technology Officer	$41,555.52	$0	$41,555.52
S. Duke Herrell	Chief Medical Officer	$28,050.00	$0	$28,050.00

Drs. Webster and Herrell, as employees of Vanderbilt University and Vanderbilt University Medical Center, respectively, are limited in the amount of consulting time that they can expend on outside endeavors. Dr. Hendrick is a full-time employee, and Mr. Pickrell is a part-time employee. Their compensation and benefits are established in their letters of employment. The Company’s bylaws also limit the payment of dividends, repurchase of stock, or payment of bonuses, while Class A Preferred Stock remains outstanding.

General. We compensate our named executive officers through a base salary, with health insurance for full-time employees and a Simplified Employee Pension (“SEP”) retirement plan equal to four percent (4%) of each employee’s annual salary. Each of our named executive officers has substantial responsibilities in connection with our day-to-day operations.

Base Salary. Under our bylaws, while any Class A Preferred Stock is outstanding, the Company’s employees and consultants are limited to the NIH limitations on income for grant recipients, which is approximately $181,000 annually.

Equity Awards. We do not have an equity incentive program. The equity granted to employees in relation to their employment is made pursuant to employment agreements with individual employees. Dr. Hendrick and Mr. Pickrell received equity established at the time of the Company’s founding as founders, unrelated to their future employment with the Company.

Simplified Employee Pension Plan. The Company provides each employee employed at the end of the calendar year a SEP contribution of four percent (4%) of the employee’s annual salary.

Health and Welfare Benefits. Our full-time executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees.

Agreements with Named Executive Officers

We have entered into employment agreements with Richard Hendrick and C. Mark Pickrell. Generally, their employment agreements (in the form of mutually-executed employment letters) provide a base salary, which was increased by the Board in 2018 and 2020 to reflect market rates, along with health insurance for full-time employees and four percent (4%) SEP contribution that mirror those benefits provided to all other employees.

Under the terms of his employment agreement, as orally amended, Richard Hendrick is a full-time employee of the Company and paid a salary of approximately $116,000 per year. In addition, he receives health insurance and an annual SEP contribution of four percent (4%) of his annual salary. In addition, Mr. Hendrick’s employment agreement contains a “Work for Hire” provision, which provides Company ownership of any intellectual property generated by Mr. Hendrick during the course of his employment, and it contains a one (1) year non-compete provision.

Under the terms of his employment agreement, as amended, Mark Pickrell is a part-time employee (.6 FTE) of the Company and paid a salary of approximately $109,000 per year. In addition, he receives an annual SEP contribution of four percent (4%) of his annual salary.

Director Compensation

Beginning January 2021, members of the Board are paid $5,000 per quarter for their duties as directors.

Item 4. Security Ownership of Management and Certain Securityholders.

The following table sets forth the beneficial ownership of our Common Stock, which is our only class of voting securities, as of April 30, 2021.

•	each shareholder known by us to beneficially own more than five percent (5%) of our outstanding Common Stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A securityholder is also deemed to be, as of any date, the beneficial owner of all securities that such securityholder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account, or similar arrangement. Subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares of Common Stock shown opposite such person’s name.

Name and Address (1)	Number of Shares Beneficially Owned	Percentage Shares Beneficially Owned
Robert Webster	240,000	24%
S. Duke Herrell	240,000	24%
Richard Hendrick	240,000	24%
C. Mark Pickrell	80,000	8%
Four (4) directors and executive officers as a group	800,000	80%

(1) The address for each individual reflected above is 5701 Old Harding Pike, Suite 200, Nashville, Tennessee 37205.

Item 5. Interest of Management and Others in Certain Transactions.

Compensation

The compensation arrangements for our directors and named executive officers are described in the sections entitled “Executive Compensation” and “Director Compensation” under “Item 3. Directors and Officers” above.

Sublease Agreement

On February 6, 2019, Mark Pickrell executed a five (5) year lease agreement for the Company’s office. On April 1, 2019, the Company and Mr. Pickrell entered into a one-year oral sublease agreement whereby the Company pays the lease at cost, $6,000 per month, and that sublease has been maintained on a month-by-month basis since April 1, 2020.

The Company is currently seeking additional space for engineering workspace, fabrication space, and shipping/receiving capability. The Company may partially or completely move its operations to new space, depending upon space availability.

Other Board Financial Interests

Each of the members of the Board, or their family members, is an owner of Class A Preferred Stock, in addition to the Common Stock.

Item 6. Other Information.

None.

Item 7. Financial Statements.

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements for the Years Ended December 31, 2020 and 2019

Independent Auditor’s Report

Board of Directors

Virtuoso Surgical, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of Virtuoso Surgical, Inc. (the Company), which comprise the balance sheets as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Brentwood · Dickson · Goodlettsville · Mt. Juliet · Nashville | TN	www.bcpas.com

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Virtuoso Surgical, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Blankenship CPA Group, PLLC

Brentwood, Tennessee

April 30, 2021

Virtuoso Surgical, Inc.

Balance Sheets

December 31, 2020 and 2019

2020	2019
Assets
Cash and cash equivalents	$1,266,883	$204,832
Investments	1,250,000	-
Prepayments	29,103	-
Deferred offering costs	5,333	94,167
Total current assets	2,551,319	298,999
Property and equipment, net	748,602	257,332

Total assets	$3,299,921	$556,331

Liabilities
Accounts payable	$104,268	$49,533
Accrued liabilities	43,701	294

Total current liabilities	147,969	49,827

SBA PPP loan	139,672	-

Total liabilities	287,641	49,827

Stockholders’ Equity
Convertible Class A preferred stock, $1 par value, 50,000,000 shares authorized, 3,307,500 and 1,305,000 shares issued and outstanding on December 31, 2020 and December 31, 2019, respectively, aggregate liquidation preference of $3,567,888 and $1,419,204 on December 31, 2020 and December 31, 2019, respectively	3,307,500	1,305,000
Common stock, no par value, 2,000,000 shares authorized, 1,040,000 and 985,000 shares issued and outstanding on December 31, 2020 and December 31, 2019, respectively, 5,000 shares reserved for stock-based awards	2,750,000	-
Accumulated deficit	(3,045,220)	(798,496)

Total stockholders’ equity	3,012,280	506,504

Total liabilities and stockholders’ equity	$3,299,921	$556,331

See notes to financial statements.

Virtuoso Surgical, Inc.

Statements of Operations

For the years ended December 31, 2020 and 2019

2020	2019
Operating Expenses
Research and development	$1,429,230	$1,184,105
General and administrative	1,080,242	598,927

Total operating expenses	2,509,472	1,783,032

Other income
Government grants	477,863	1,367,359
Interest income	-	933

Total other income	477,863	1,368,292

Net loss	$(2,031,609)	$(414,740)

See notes to financial statements.

Virtuoso Surgical, Inc.

Statement of Stockholders’ Equity

For the years ended December 31, 2020 and 2019

	Preferred stock		Common Stock		Accumulated
	Class A shares	Amount	Shares	Amount	Deficit	Total
Balance on January 1, 2019	1,075,000	$1,075,000	985,000	$-	$(383,756)	$691,244
Issuance of Class A shares	230,000	230,000	-	-	-	230,000
Net loss	-	-	-	-	(414,740)	(414,740)
Balance on December 31, 2019	1,305,000	1,305,000	985,000	-	(798,496)	506,504
Issuance of Class A shares	2,002,500	2,002,500	-	-	-	2,002,500
Issuance of common shares	-	-	50,000	2,500,000	-	2,500,000
Stock-based compensation awards	-	-	5,000	250,000	-	250,000
Stock issuance costs	-	-	-	-	(215,115)	(215,115)
Net loss	-	-	-	-	(2,031,609)	(2,031,609)
Balance on December 31, 2020	3,307,500	$3,307,500	1,040,000	$2,750,000	$(3,045,220)	$3,012,280

See notes to financial statements.

Virtuoso Surgical, Inc.

Statements of Cash Flows

For the years ended December 31, 2020 and 2019

	2020	2019
Cash flows from operating activities
Net loss	$(2,031,609)	$(414,740)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	43,679	30,723
Stock-based compensation awards	250,000	-
Increase in prepayments	(29,103)	-
Decrease in grants receivable	-	21,039
Increase (decrease) in accounts payable	54,735	(39,285)
Increase (decrease) in accrued liabilities	43,407	(25,371)

Net cash used in operating activities	(1,668,891)	(427,634)

Cash flows from investing activities
Purchases of property and equipment	(534,949)	(106,115)
Purchases of investments	(1,250,000)	-

Net cash used in investing activities	(1,784,949)	(106,115)

Cash flows from financing activities
Proceeds from SBA PPP loan	139,672	-
Proceeds from sale of common stock	2,500,000	-
Payments for stock issuance costs	(126,281)	(94,167)
Proceeds from sale of convertible preferred stock	2,002,500	230,000

Net cash provided by financing activities	4,515,891	135,833

Net increase (decrease) in cash and cash equivalents	1,062,051	(397,916)

Cash and cash equivalents at beginning of year	204,832	602,748

Cash and cash equivalents at end of year	$1,266,883	$204,832

See notes to financial statements.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

Note 1: Organization and Nature of Operations

Nature of Business

Virtuoso Surgical, Inc. (the Company) was incorporated in April 2016, as a Tennessee corporation, with operations based in Nashville, Tennessee. The Company was formed to design, develop, and market medical devices to transform minimally invasive surgery by providing dexterous, accurate and cost-effective robotic tools. Since incorporation, the Company has devoted substantially all efforts to research and development, business planning, recruiting management and technical staff, acquiring operating assets, and raising capital. The Company has not commenced its planned principal operations.

Liquidity and Capital Resources

The Company is subject to several similar risks to other medical device companies, including, but not limited to, raising additional capital, development by its competitors of new technological innovations, safety, and efficacy of the product in clinical trials, the regulatory approval process governing medical devices, market acceptance of the Company’s products, and protection of proprietary technology. The Company has funded its operations to date primarily through federal grants, a state of Tennessee SBIR matching grant and the sale of preferred and common stock.

The Company believes that its cash and cash equivalents as of December 31, 2020, combined with remaining grant funds, periodic sales of the Company’s preferred and common stock are sufficient to fund its operations for at least 12 months from the issuance of these financial statements. The Company expects to continue to incur additional losses in the foreseeable future due to the Company’s research and development activities.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and include all adjustments necessary for the fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. The Company operates in one operating segment and, accordingly, no segment disclosures have been presented herein. The Company’s management performed an evaluation of its activities through the date of filing of these financial statements and concluded that there are no subsequent events requiring disclosure, other than as disclosed.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include all highly liquid investments with original maturities within 90 days from the date of purchase.

Concentrations of Credit Risk

Cash and cash equivalents are financial instruments that potentially subject the Company to concentrations of credit risk.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Note 2: Summary of Significant Accounting Policies (Continued)

Capitalized software costs represent costs incurred after technological feasibility was established. It is anticipated further costs will be capitalized until development is complete and a working model is ready for customer testing. Costs thereafter will be expensed as incurred.

Depreciation is provided using the straight-line method over the following estimated useful lives when the corresponding asset is placed in service:

See notes to financial statements.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

in service:
	Asset Classification	Useful Life
	Laboratory equipment	Five years
	Computer equipment	Five years
	Office furniture and equipment	Five years
	Software (capital)	Three years
	Software (developed)	Three years
	Leasehold improvements	Lesser of useful life or remaining lease term

Stock-Based Compensation

The Company records stock-based compensation at fair value as of the date of award over any applicable vesting periods.

SBA PPP Loan

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. The Company received a loan in accordance with the Paycheck Protection Program (PPP) section of the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act). U.S. GAAP provides companies with several alternatives for reporting the loan and any future forgiveness: 1) proceeds can be treated as debt and future forgiveness recognized as income when the loan or any portion thereof is formally discharged; 2) proceeds can be treated as an income grant where they recognize a deferred income liability and derecognize the liability, and recognize income or reduce expenses, as they incur and recognize qualifying payroll and other operating costs that they estimate with reasonable assurance meet the conditions necessary for forgiveness; 3) proceeds can be treated as a conditional contribution where they recognize a refundable advance and derecognize the liability, and recognize income, as the conditions for forgiveness are substantially met or explicitly waived; or 4) proceeds can be recognized as a liability and derecognize the liability, and recognize income, as all conditions for forgiveness are met. The Company has elected to treat the PPP loan as a liability.

Government Grants

The Company’s grants consist of United States Health and Human Services’ research and development and related matching awards. As each is a cost-reimbursement grant, the Company recognizes revenues up to the amount of incurred, allowable, and paid grant expenditures. Accordingly, grants receivable represents the related amount of requests for reimbursement not yet received.

Research and Development Costs

Costs incurred in the research and development of the Company's products are expensed as incurred.

Note 2: Summary of Significant Accounting Policies (Continued)

Patent Costs

The Company entered into license agreements with two research institutions for patented technology owned by these institutions. The Company expenses as incurred all costs, including legal expenses, associated with obtaining patents until the patented technology becomes feasible. All costs incurred after the patented technology is feasible will be capitalized as an intangible asset. As of December 31, 2020, no costs had been capitalized since inception of the Company.

The patents under these license agreements require certain initial fees, paid in cash and Common Stock. Royalties, as defined in the agreements, are payable to each institution upon sales of licensed products.

Income Taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company's financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is used to reduce the net deferred tax assets to the amount that will more likely than not be realized.

See notes to financial statements.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

Any interest and penalties are classified in expense in the Company’s financial statements.

Retirement Plan

The Company sponsors a Simplified Employee Pension (SEP) retirement plan. The Company contributes to the SEP an amount equal to four percent of each employee’s annual salary. The Company contributed $28,402 and $25,003 for the years ended December 31, 2020 and 2019, respectively.

Reclassifications

Certain amounts reported for 2019 have been reclassified to conform with the 2020 presentation.

Note 3: Investments

The allocation of the investment portfolio as of December 31 is as follows:

	2020	2019
Certificates of deposit	$750,000	$-
United States Treasury Notes	500,000	-
	$1,250,000	$-

Note 4: Property and Equipment

Property and equipment as of December 31, 2020 and 2019 consist of the following:

	2020	2019
Laboratory equipment	$263,716	$88,397
Computer equipment	40,321	40,321
Furniture and equipment	3,862	526
Software – capital	19,826	19,826
Software – developed	507,690	151,395
	835,415	300,466
Less accumulated depreciation and amortization	(86,813)	(43,133)
	$748,602	$257,332

The Company incurred depreciation and amortization expense of $43,679 and $30,723 for the years ended December 31, 2020 and 2019, respectively.

Note 5: SBA PPP Loan

On May 4, 2020, the Company received a loan in the amount of $139,672 in accordance with the PPP section of the CARES Act. Under this loan program, the Company may be eligible for forgiveness of some portion of the loan up to 100%, when qualifying conditions are met. Accounting for the loan and any future forgiveness could have an impact on future financial reporting. As of December 31, 2020, management is actively monitoring qualifying conditions to maximize future loan forgiveness and has expended $139,672 on potential qualifying costs as defined by the legislation. The unsecured note bears interest at the rate of 1.00% and matures on May 4, 2022. If the Company submits its loan forgiveness application within 10 months of the end of the covered period, the Company will not be required to make any payments on the loan until the forgiveness amount is remitted to the lender by the U.S. Small Business Administration (SBA). If the loan if fully forgiven, the Company will not be responsible for any payments.

Note 6: Government Grants

The Company received certain awards from Federal and local sources to support its research and development activities as follows:

See notes to financial statements.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

National Institute of Health –
Small Business Innovation Research Program (SBIR) including amendment	$3,132,895
Small Business Technology Transfer Program (SBTT)	224,598
3,357,493
Authorized spending through December 31, 2020	2,775,050
Remaining authorized funds	$582,443

Through December 31, 2020 and 2019, the Company has billed $2,596,714 and $2,118,851, respectively, under the terms of these Federal awards.

The Company was awarded $150,000 of SBIR matching funding for its Federal grants from Launch Tennessee, of which $150,000 was spent through December 31, 2020.

Note 7: Stockholders’ Equity

General

The authorized capital stock of the Company consists of 52,000,000 shares, of which 50,000,000 shares are designated as Class A Preferred Stock and 2,000,000 shares are designated as Common Stock.

Class A Preferred Stock

In 2018, the Company offered shares of Class A Preferred Stock (Preferred Stock) at $1.00 per share. The Company has sold 1,075,000 shares in 2018, 230,000 shares in 2019, and 2,002,500 shares in 2020. The sales of preferred shares yielded gross proceeds of $1,075,000 in 2018, $230,000 in 2019, and $2,002,500 in 2020.

The Preferred Stock has the following characteristics:

Voting

The holders of the Preferred Stock shall have no voting or other management rights, or other beneficial rights other than those disclosed in the Company Bylaws.

Dividends

Issued Preferred Stock shares carry a Paid-In-Kind (PIK) dividend of 7% per year, uncompounded. Cumulative dividends for the period from issuance through December 31, 2020 are $260,388.

Other Provisions

Other provisions related to the Preferred Stock are set forth in the Company Bylaws and include certain rights upon a change of control, as defined, including Success Bonus terms, and rights and priorities with respect to consideration received or conversion rights in redemption.

Preferred shares are redeemable upon a change of control of the Company or at any time, at the discretion of the Board of Directors, provided that the redemption must include 100% of a shareholders’ preferred shares at par, plus any accrued PIK and the applicable Success Bonus amount. As of December 31, 2020, the contingent event that affects redemption is not probable. Until all Preferred Stock shares are redeemed certain restrictions exist as to compensation levels and dividend distributions.

Stock Issuance Costs

The Company recorded stock issuance costs of $215,115 in relation to the Company’s 2020 Regulation A+ capital raise as contra-equity in the statements of stockholders’ equity.

Common Stock

The Company issued 820,000 shares of Common Stock to certain founding parties who have been responsible for incubating and forming the Company and 90,000 shares to research institutions, in exchange for certain technology and contractual rights. The Company has issued 80,000 shares to employees. The Company sold 50,000 shares of Common Stock between January 1, 2020 and March 30, 2020 at $50 per share yielding proceeds of $2,500,000 and issued 5,000 shares of stock-based compensation awards.

See notes to financial statements.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

Effective August 7, 2019, the Board of Directors approved an increase in the number of Common shares from 100 shares to 2,000,000 shares. The Board also approved a 10,000 for one Common share stock split that increased the number of Common shares issued and outstanding from 98.5 to 985,000. The financial statements have been adjusted retroactively for all periods presented to reflect the Common share stock split.

Note 8: Stock-Based Compensation

In 2020, the Company awarded 5,000 shares of Common Stock to certain employees and reserved 5,000 shares to these employees subject to a risk of forfeiture in 2021 if the employees are no longer employed. The Company recognized $250,000 as compensation expense in 2020 due to this award.

Note 9: Related Party Transactions

The Company had the following transactions with stockholders for the 12 months ended December 31, 2021 and 2019:

	2020	2019
Consulting fees	$69,606	$84,325
Rent	-	34,508
Interest on stockholder loans	-	4,383

The Company paid consulting fees to certain board members and investors for research and development services.

On February 6, 2019, a Company officer and stockholder executed a five-year lease agreement for the Company’s office. On May 1, 2019, the Company entered into a one-year oral sublease agreement with the officer and stockholder whereby the Company pays the lease at cost, $6,000 per month. The Company received a loan from an officer who is also a stockholder of $100,000 in February 2020 which was repaid in full in March 2020.

Note 10: Income Taxes

Since inception, the Company has experienced net operating losses (NOL) which is consistent with a company conducting extensive research and development (R&D) activities. Prior to 2018, the Company, as a Subchapter S Corporation, passed these losses and credits to the stockholders. Beginning January 1, 2018, the Company converted to C Corporation status, and as such, these NOLs and R&D tax credits create net deferred tax assets.

A reconciliation of the U.S federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	3.9	3.9
Research and development credits	2.8	0.7
Permanent differences and other	(2.8)	(0.7)
Change in deferred tax asset valuation allowance	(24.9)	(24.9
Effective income tax rate	0.0%	0.0%

Approximate deferred tax assets resulting from timing differences between financial and tax bases were associated with the following items:

	2020	2019
Deferred tax assets
Net operating loss carryforwards	$711,700	$194,600
Research and development credit	20,300	18,800
Accounts payable	16,200	6,700
Accrued liabilities	2,200	-
Research and development payroll tax credits	9,900	-
Total deferred tax assets	760,300	220,100
Valuation allowance	(701,800)	(198,400)
Net deferred tax assets	58,500	21,700

Deferred tax liabilities
Depreciable assets	(49,600)	(21,700)
Prepaid expenses	(8,900)	-
Total deferred tax assets, net	$-	$-

See notes to financial statements.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

At December 31, 2020 and 2019, the Company had net deferred tax assets of $701,800 and $198,400, respectively. Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize these assets, a full valuation allowance has been established to offset the net deferred tax asset.

As of December 31, 2020 and 2019, the Company had available federal NOL carryforwards of approximately $2,890,000 and $781,000, respectively. The NOL generated in 2020 of $2,109,000 and 2019 of $339,000 will carry forward indefinitely and be available to offset up to 80% of future taxable income each year and for five carryback years (per the CARES Act). In addition, the Company had federal research and development credits carryforwards of $142,000 and $96,000 as of December 31, 2020 and 2019, respectively, to reduce future income taxes, if any. These carryforwards begin to expire in 2038 and are subject to review and possible adjustment by the Internal Revenue Code (IRC). The Company also has available state NOL carryforwards of approximately $2,848,000 and $787,000 as of December 31, 2020 and 2019, respectively, which expire from 2033 to 2035. Additionally, the Company elected to use R&D credits from December 31, 2020 and 2019 of $65,600 and $58,300, respectively, to offset payroll taxes. In 2020, the Company used $20,324 of these credits to offset payroll taxes.

Based upon statute, federal and state NOLs and credits are expected to expire as follows:

Expiration Date:	Federal NOLs	State NOLs	Federal R&D Credit
2033	$-	$389,000	$-
2034	-	398,000	-
2035	-	2,061,000	-
2036	-	-	-
2037 and thereafter	-	-	142,000
Indefinite	2,890,000	-	-
	$2,890,000	$2,848,000	$142,000

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the deferred tax assets as of December 31, 2020 and 2019. Management reevaluates the positive and negative evidence at each reporting period. The Company’s valuation allowance increased by $503,300 and $103,200 for years ended December 31, 2020 and 2019, respectively.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes that it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcome of examinations by tax authorities in determining the adequacy of its provision for income taxes.

As of December 31, 2020, the Company’s U.S. federal and state tax returns remain subject to examination by tax authorities beginning with the tax year ended December 31, 2017. However, due to NOLs and credit carryforwards being generated and carried forward from prior tax years, substantially all tax years may also be subject to examination.

See notes to financial statements.

Virtuoso Surgical, Inc.

Notes to Financial Statements

For the years ended December 31, 2020 and 2019

During the years ended December 31, 2020 and 2019, the Company’s interest and penalties relating to taxes were insignificant, and none were accrued at December 31, 2020 and 2019.

Note 11: Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset. U.S. Generally Accepted Accounting Principles establishes a fair value hierarchy that prioritizes investments based on those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to an entity’s assumptions (unobservable inputs). The Company groups assets at fair value in three Fair Value Measurements levels, based on the markets in which the assets and liabilities are traded, and the reliability of the assumptions used to determine fair value. These levels are as follows:

Level 1 – Unadjusted quoted market prices for identical assets or liabilities in active markets as of the measurement date.

Level 2 – Other observable inputs, either directly or indirectly, including:

•	Quoted prices for similar assets/liabilities in active markets;

•	Quoted prices for identical or similar assets in non-active markets;

•	Inputs other than quoted prices that are observable for the asset/liability; and,

•	Inputs that are derived principally from or corroborated by other observable market data.

Level 3 – Unobservable inputs that cannot be corroborated by observable market data.

The Company’s significant financial instruments are cash and cash equivalents, certificates of deposit, United States Treasury Notes and other short-term assets and liabilities. For these financial instruments carrying values approximate fair value.

Note 12: Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for most leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee is not expected to significantly change under such guidance. The standard will be effective for annual reporting periods beginning after December 15, 2021. Accordingly, this ASU will be effective for the Company for the year ending December 31, 2022. Adoption of this ASU will not have a significant impact on the Company’s financial position and results of operations.

Note 13: Subsequent Events

As of April 30, 2021, the Company has received commitments to purchase 2,626,250 of Class A Preferred shares at $1 per share. The Company has evaluated subsequent events through April 30, 2021 the date which the financial statements were available to be issued. There were no subsequent events that need disclosure that have not already been disclosed.

See notes to financial statements.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1	Amended and Restated Exclusive Placement Agency Agreement between the Company and C2M Securities, LLC, dated February 5, 2020*
2.1	Charter of Virtuoso Surgical, Inc.*
2.2	Amended Corporate Bylaws of Virtuoso Surgical, Inc.*
4.1	Form of Subscription Agreement for Regulation A, Tier 2, Offering*
6.1	Technology Licensing - Platform Agreement between the Company and Capital2Market, LLC, dated October 16, 2019*
6.2	Non-Exclusive License Agreement with Johns Hopkins University, effective May 11, 2016*
6.3	License Agreement with Vanderbilt University, effective May 15, 2016*
6.4	Employment Agreement with Richard Hendrick, dated September 7, 2017*
6.5	Employment Agreement with C. Mark Pickrell, dated September 7, 2017*
8.1	Escrow Agreement among Atlantic Capital Bank, National Association, the Company, and Capital2Market, LLC, dated October 1, 2019*
11.1	Consent of Blankenship CPA Group, PLLC **
15(a).1	Correspondence submitted by Virtuoso Surgical, Inc. on December 6, 2019 pursuant to Rule 252(d)*

* Previously filed as an exhibit to the Virtuoso Surgical, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11136) and incorporated herein by reference.

** Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on April 30, 2021.

VIRTUOSO SURGICAL, INC.

By:	/s/ Robert Webster, III
Robert Webster, III
President, Chief Technology Officer, and Director
(principal executive officer)

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard Hendrick		April 30, 2021
Richard Hendrick	Chief Operating Officer and Chairman of the Board of Directors
/s/ Robert Webster, III		April 30, 2021
Robert Webster, III	President, Chief Technology Officer, and Director (principal executive officer)
/s/ C. Mark Pickrell		April 30, 2021
C. Mark Pickrell	General Counsel, Chief Administrative Officer, Secretary, and Director (principal financial officer and principal accounting officer)
/s/ S. Duke Herrell		April 30, 2021
S. Duke Herrell	Chief Medical Officer and Director